News Release

February 3, 2010
For Release:	Immediately
Contact:	John Maserjian, (845) 471-8323

Parties Propose a Multi-Year Agreement for
New Central Hudson Delivery Rates

(Albany, NY) The Staff of the New York State Department of Public Service, Central Hudson Gas & Electric Corporation and Multiple Intervenors (a consortium representing large industrial customers) have reached an agreement and filed a proposal for a multi-year rate plan that would phase in new electricity and natural gas delivery rates for customers of the Poughkeepsie-based utility over the next three years. The joint proposal comes as a result of Central Hudson's July 2009 rate proposal, and would become effective July 1, 2010, if approved by the Public Service Commission.

The joint proposal would increase average (estimated in 2010-2011 to be 630 kilowatt-hours per month) residential electric delivery charges by $2.56 per month in the first year, $1.96 per month in the second year and $1.89 per month in the third year. The average residential natural gas delivery charges would increase by $5.86 per month in the first year, $2.73 per month in the second year and $2.02 per month in the third year.

“Even with the projected delivery rate increases, we believe that our customers will continue to pay among the lowest electric bills in New York,” said Michael L. Mosher, Vice President of Regulatory Affairs. “In addition, energy supply costs remain significantly lower than last year – for example, natural gas supply prices are currently 28 percent lower than year-ago levels, and electricity supply prices are 21 percent lower. This could potentially offset the increase in delivery charges and result in possible reductions in customers’ total bills compared to those of last year – if energy supply prices remain lower.”

Taxes and assessments are expected to comprise approximately 30 percent of total delivery charges on customer bills, with property taxes alone representing approximately 40 percent of the proposed first year electric delivery rate increase and more than 25 percent of the proposed first year gas delivery rate increase.

“The joint proposal gives us the opportunity to fund ongoing and needed investments in the region’s electric and natural gas infrastructure; to recover expenses associated with continued environmental compliance; address externally imposed costs, such as rising property taxes; maintain service levels, including our vegetation management program to reduce the incidence of service interruptions due to tree contact with utility lines; and to continue important safety programs, such as stray voltage testing,” Mosher continued.

Additional highlights of the joint proposal include expansion of a program to assist low-income customers who are experiencing financial difficulties in paying their energy bills; continuation of a bill discount for customers receiving benefits through the Home Energy Assistance Program; economic development programs to retain and attract jobs for residents of the Mid-Hudson Valley; and an authorized return on equity of 10 percent with the potential to share higher earnings with customers.

“Central Hudson is extremely cost conscious, and controls expenses by continuously improving productivity and working more efficiently,” said Mosher. “Even with such continued focus, however, a modest delivery rate increase is necessary to keep up with general cost increases and to fulfill service obligations.

“Central Hudson has taken steps to minimize this rate request, particularly in these difficult economic times. For example, more than $4 million in expense reductions and savings were identified to reduce the proposed increase,” said Mosher. Other measures to reduce costs include:

•	An austerity plan, implemented in 2009, to temporarily reduce operating costs, which is incorporated in current rates and will save customers $3 million through June 2010.

•	Productivity improvements, for example: about 8-percent more customers were served by Central Hudson with about 5-percent fewer employees in 2009 than in 2002.

In addition, the next phase of the Electric Bill Credit (EBC) would begin in July 2010 under the joint proposal. Approximately $20 million is expected to be returned to customers through the EBC by June 2010, with additional credits of $12 million and $4 million by June 2011 and June 2012, respectively. The EBC was implemented in July 2009 to return $36 million to customers through a credit on electric bills, phased over three years in decreasing amounts each year. The credit appearing on bills with the next phases would decrease compared with the prior phase, with the net effect of increasing average residential electric bills by an additional $1.86 per month in the first year, $1.69 per month in the second year, and $.79 in the third year.

The joint proposal can be viewed at www.CentralHudson.com under the Rates and Tariffs tab, or go directly to www.CentralHudson.com/JointProposal.pdf.

#           #           #

Forward-Looking Statements –
Statements included in this News Release and any documents incorporated by reference which are not historical in nature are intended to be, and are hereby identified as, “forward-looking statements” for purposes of the safe harbor provided by Section 21E of the Exchange Act.  Forward-looking statements may be identified by words including “anticipates,” “intends,” “estimates,” “believes,” “projects,” “expects,” “plans,” “assumes,” “seeks,” and similar expressions.  Forward-looking statements including, without limitation, those relating to CH Energy Group and its subsidiaries' future business prospects, revenues, proceeds, working capital, liquidity, income, and margins, are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, due to several important factors, including those identified from time-to-time in the forward-looking statements.  Those factors include, but are not limited to: weather; fuel prices; corn and ethanol prices; plant capacity factors; energy supply and demand; interest rates; potential future acquisitions; developments in the legislative, regulatory, and competitive environment; market risks; electric and natural gas industry restructuring and cost recovery; the ability to obtain adequate and timely rate relief; changes in fuel supply or costs including future market prices for energy, capacity, and ancillary services; the success of strategies to satisfy electricity, natural gas, fuel oil, and propane requirements; the outcome of pending litigation and certain environmental matters, particularly the status of inactive hazardous waste disposal sites and waste site remediation requirements; and certain presently unknown or unforeseen factors, including, but not limited to, acts of terrorism. CH Energy Group and its subsidiaries undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.   Given these uncertainties, undue reliance should not be placed on the forward-looking statements.